SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 10, 2011

SIGA TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-23047	13-3864870
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. employer identification no.)

35 East 62nd Street New York, New York (Address of principal executive offices)	10065 (Zip code)

Registrant’s telephone number, including area code:  (212) 672-9100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

❒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 10, 2011, SIGA Technologies, Inc. (“SIGA”) entered into an Employment Agreement (the “CFO Employment Agreement”) with Daniel J. Luckshire, 40, pursuant to which he will become SIGA’s Executive Vice President and Chief Financial Officer, effective as of February 10, 2011 (the “Effective Date”). The CFO Employment Agreement expires on February 10, 2013, and, unless either party provides thirty (30) days notice prior to the end of the term, shall automatically renew for additional one (1) year periods thereafter. Pursuant to the CFO Employment Agreement, SIGA agrees to pay to Mr. Luckshire an annual base salary of $400,000, subject to any cost of living or merit increases as may be approved by the Board of Directors of SIGA (the “Board”). Mr. Luckshire is also eligible to receive an annual cash bonus, subject to the discretion of the Compensation Committee, the target of which is fifty percent (50%) of Mr. Luckshire’s base salary. Mr. Luckshire is also eligible to receive, subject to the discretion of the Compensation Committee, an additional annual stock bonus, the target value of which is $300,000 payable in restricted shares of SIGA’s common stock. Such restricted shares shall vest in equal installments on each of the first three anniversaries of the date of grant.  On the Effective Date, SIGA made a one-time grant to Mr. Luckshire of 120,000 common stock options with a term of ten (10) years from the date of grant.  Pursuant to the grant agreement, 60,000 options have a strike price of $11.04, the market price on the date of issuance (the “Market Options”), and 60,000 options have a strike price of $13.04, $2 above the market price on the date of issuance (the “Premium Options”). One-third of the Market Options and one-third of the Premium Options shall vest on each of the first three anniversaries of the Effective Date.

SIGA may terminate the CFO Employment Agreement with or without cause (as such term is defined in the CFO Employment Agreement).  In the event that SIGA provides notice to Mr. Luckshire of its desire not to renew the CFO Employment Agreement, Mr. Luckshire shall be entitled to (x) the continued payment of his base salary for one year, and (y) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith.  Upon any termination of Mr. Luckshire’s employment by SIGA without cause or termination by Mr. Luckshire for good reason, Mr. Luckshire shall be entitled to (i) the standard termination payments (as such term is defined in the CFO Employment Agreement), (ii) the continued payment of his base salary for one year, (iii) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith, and (iv) a pro rata amount of stock option grants and all annual restricted stock grants to Mr. Luckshire shall immediately and irrevocably vest and become exercisable upon the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.

Upon termination of Mr. Luckshire’s employment by SIGA for cause, by Mr. Luckshire without good reason (as such term is defined in the CFO Employment Agreement), or if Mr. Luckshire’s employment is terminated by reason of death or as a result of Mr. Luckshire becoming totally disabled (as such term is defined in the CFO Employment Agreement), Mr. Luckshire (or his estate, as the case may be) shall be entitled to (i) the standard termination payments, and (ii) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith.

Upon the termination of Mr. Luckshire’s employment by SIGA without cause, if Mr. Luckshire terminates his employment for good reason or if SIGA delivers a notice of non-renewal, in each case, in connection with or after the occurrence of a change in control (as such term is defined in the CFO Employment Agreement), Mr. Luckshire shall be entitled to (i) the standard termination payments, (ii) the continued payment of his base salary for one year, (iii) the payment of any accrued but unpaid annual bonuses with respect to the prior full calendar year as determined by the Compensation Committee in good faith, (iv) a pro rata portion of any annual bonus for the year of termination based on the number of days employed during such year, and (v) all stock options and restricted stock grants to Mr. Luckshire shall immediately and irrevocably vest and become exercisable upon the date of termination and shall remain exercisable for a period of not less than one (1) year from the date of termination.

Prior to joining SIGA, Mr. Luckshire was a strategic advisor and private investor for growth companies who are leaders within their specialized market segments.  Between 1998 and 2008, Mr. Luckshire was an investment banker at Merrill Lynch & Co., where he held various positions of increasing responsibility.  Prior to Merrill Lynch, Mr. Luckshire was a member of the management team that built USI Insurance Services into a national insurance brokerage and was a CPA at Price Waterhouse LLP.  Mr. Luckshire has a Master of Business Administration degree in Finance and Strategic Management from The Wharton School of the University of Pennsylvania and a Bachelor of Science degree in Accountancy from Villanova University.

As of February 10, 2011, Ms. Ayelet Dugary ceased to serve as Chief Financial Officer of SIGA.

The foregoing description of the terms of the CFO Employment Agreement is qualified in its entirety by the full text of the CFO Employment Agreement, a copy of which is attached hereto as Exhibit 10.1, and which is incorporated into this Item 5.02 by reference.

On February 11, 2011, SIGA issued a press release announcing that Daniel J. Luckshire would become Executive Vice President and Chief Financial Officer of SIGA effective February 10, 2011. A copy of the press release is attached hereto as Exhibit 99.1, which is incorporated into this Item 5.02 by reference.

Item 9.01.    Financial Statements and Exhibits.

(c) Exhibits

Exhibit No.	Description

10.1	Employment Agreement dated as of February 10, 2011, between SIGA and Daniel J. Luckshire

99.1	Press Release, dated February 11, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIGA TECHNOLOGIES, INC.

By: /s/ Eric A. Rose
Name: Eric A. Rose, M.D.
Title:   Chief Executive Officer

Date:  February 16, 2011